                                                                    EXHIBIT 99

DELCO REMY INTERNATIONAL EXPECTS CALENDAR 2000 PRO FORMA AND CALENDAR 2001 EARNINGS TO MEET THE RANGE OF ANALYSTS' ESTIMATES

         ANDERSON, INDIANA, JANUARY 19, 2001 - Delco Remy International, Inc. (NYSE:RMY) announced today that it expects to meet analysts' earnings estimates for calendar year 2000 and be in the range of estimates for 2001. According to Senior Vice President and Chief Financial Officer J. Timothy Gargaro, "We are comfortable with the First Call Consensus estimates of $0.24 per share for the fourth quarter and $1.26 per share for the twelve months ended December 31, 2000." Pro forma results reported for the comparable period of calendar year 1999 were $0.24 and $1.20.

         Gargaro also reported the Company is currently expecting earnings of $0.12 per share in the first quarter of 2001 and $1.27 per share for the full year, which is in the range of expectations. The first quarter decline is due primarily to softness in the OEM heavy-duty market and lower demand from General Motors. The forecast of $1.27 per share reflects the favorable impact of $.07 per share on account of the anticipated purchase of minority interests. This compares to the projections contained in the offer by Court Square Ltd. on January 11, 2001 of $1.45 per share, which also include earnings from potential acquisitions of $0.10 per share. These projections were prepared by the Company for internal purposes before the announced production cutbacks by General Motors and were based on a number of assumptions, including total estimated North American automobile production for 2001. Certain projections for 2002 and 2003 were also contained in the tender offer materials and the Company believes that those estimates may need to be adjusted downward as well.

         The Company will announce results for the fourth quarter and calendar year 2000 and hold a conference call on Thursday, February 22, 2001.

         Delco Remy International, Inc., headquartered in Anderson, Indiana
(USA), became a public company in 1997. The Company designs, manufactures, remanufactures and distributes electrical, powertrain/drivetrain and related components and provides core exchange services for automobiles and light trucks, medium- and heavy-duty trucks and other heavy-duty and industrial applications. The Company serves the aftermarket and original equipment manufacturer market, principally in North America, as well as Europe, Latin America and Asia Pacific. More information is available on the Company web site at http://www.delcoremy.com

         Statements in this press announcement, which are not historical, are forward-looking statements that involve certain risks and uncertainties, including, but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Investor Relations:        J. Timothy Gargaro        765-778-6660
                           David E. Stoll            765-778-6523
Media Relations:           John J. Pyzik             765-778-6607
Delco Remy Web site:       http:/www.delcoremy.com